Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: S&P 500 ® Index (ticker: “SPX”), Russell 2000 ® Index (ticker: “ RTY ”) and Dow Jones Industrial Average TM Index (ticker: “INDU”) Pricing date: January 26, 2022 Valuation dates: Quarterly Maturity date: January 29, 2027 (unless earlier redeemed) Automatic early redemption: If on any valuation date the closing value of the worst performer is greater than or equal to its premium threshold value , the securities will be automatically called for an amount equal to the principal plus the applicable premium Premium: At least 7.50%* per annum CUSIP / ISIN: 17329UWF4 / US17329UWF47 Trigger value: 70% of its initial underlying value, for each underlying Premium threshold value: 102% of its initial underlying value, for each underlying Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value : For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Payment at maturity (if not autocalled): • If the final underlying value of the worst performer is greater than or equal to its premium threshold value: $1,000 + the premium applicable to the final valuation date • If the final underlying value of the worst performer is less than its premium threshold value but greater than or equal to its trigger value : $1,000 • If the final underlying value of the worst performer is less than its trigger value: $1,000 + [$1,000 × underlying return of worst performer] If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer is less than its trigger value, you will receive less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the secu rit ies are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated December 28, 2021 * The actual premium will be determined on the pricing date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Autocallable Securities Linked to the Worst of SPX, RTY and INDU

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Interim Payment per Security Valuation Date on which Worst Performer Exceeds Premium Threshold Value Premium Hypothetical Redemption Valuation Date 1 7.500% $1,075.00 Valuation Date 2 9.375% $1,093.75 Valuation Date 3 11.250% $1,112.50 Valuation Date 4 13.125% $1,131.25 Valuation Date 5 15.000% $1,150.00 Valuation Date 6 16.875% $1,168.75 Valuation Date 7 18.750% $1,187.50 Valuation Date 8 20.625% $1,206.25 Valuation Date 9 22.500% $1,225.00 Valuation Date 1 0 24.375% $1,243.75 Valuation Date 1 1 26.250% $1,262.50 Valuation Date 1 2 28.125% $1,281.25 Valuation Date 1 3 30.000% $1,300.00 Valuation Date 1 4 31.875% $1,318.75 Valuation Date 1 5 33.750% $1,337.50 Valuation Date 1 6 35.625% $1,356.25 Valuation Date 17 37.500% $1,375.00 If the closing value of the worst performer is not greater than or equal to its premium threshold value on any valuation date, then the securities will not be automatically redeemed and you will not receive a premium. * The hypotheticals assume that the premium will be set at the lowest value indicated in this offering summary. B C A Hypothetical Payment at Maturity per Security* Hypothetical Worst Underlying Return on Final Valuation Date Hypothetical Payment at Maturity 100.00% $1,375.00 75.00% $1,375.00 37.50% $1,375.00 25.00% $1,375.00 2.00% $1,375.00 1.99% $1,000.00 0.00% $1,000.00 - 30.00% $1,000.00 - 30.01% $699.90 - 50.00% $500.00 - 100.00% $0.00 B C D A D

Selected Risk Considerations • You may lose a significant portion or all of your investment. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its trigger value, you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performer has declined from its initial underlying value. • The return on the securities depends solely on the performance of the worst performer. As a result, t he securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities offer downside exposure, but no upside exposure, to the underlyings. • You will not receive dividends or have any other rights with respect to the underlyings. • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.